UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 12, 2012

NATURAL GAS SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West Wall Street, Suite 550
Midland, TX 79701

(Address of Principal Executive Offices)

(432) 262-2700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Incentive Bonus Plan. On December 12, 2012, at the recommendation of our Compensation Committee (the "Committee"), our Board of Directors adopted a written plan which has formalized the Company's annual incentive cash bonus program, which has been in place since 2006. In formalizing the program, the Committee named the plan the Annual Incentive Bonus Plan (the "Incentive Plan"). The Incentive Plan provides guidelines for the calculation of annual incentive based compensation in the form of cash or stock bonuses to our executives and key employees selected by the Committee from recommendations provided by our Chief Executive Officer. The Plan is administered by the Committee and is subject to its oversight and modification.  The bonuses awarded under the Incentive Plan are short-term awards in recognition of the overall performance and efforts made by participants in the plan during a particular year.   Each year, the Committee selects the group of executives and key employees eligible to participate in the Incentive Plan ("Participants") and establishes target award opportunities for such Participants.

Under the Incentive Plan, 90% of a Participant's potential bonus award is based on achievement of company financial objectives relating to:

•	total revenues;

•	EBITDA; and

•	net income before taxes.

Each of these three components accounts for 30% of the financial objective portion of the potential bonus award for each Participant, with the remaining 10% based upon individual performance as evaluated by our CEO (except with respect to our CEO whose individual performance is evaluated by the Committee).

Each year, the Committee sets a target level for each component of the company financial objective portion of the IBP.  The payment of awards under the IBP is based upon whether these target levels are achieved for the year.  Payout on each of the three financial objectives is as follows:

•	75% of the bonus amount attributable to a financial component will be paid if we achieve at least 90% of the target amount;

•	100% of the bonus amount attributable to a financial component will be paid if we achieve at least 100% of the target amount; and

•	125% of the bonus amount attributable to a financial component will be paid if we achieve at least 110% of the target amount.

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While it is the Committee's intention to pay awards in cash, the Committee may elect, in its discretion and without approval from the Participants, to pay part or all of any amounts earned under the Incentive Plan in shares of Company common stock in lieu of cash. The value of any shares paid in lieu of cash shall be the average closing price of the Company's common stock for the five trading days prior to the date the Committee elects to issue stock in lieu of cash payment.
This description of the Incentive Plan is qualified in its entirety by the copy of the Annual Incentive Bonus Plan which is attached as Exhibit 10.1 hereto.

Independent Director Compensation Policy. On December 12, 2012, at the recommendation of our Compensation Committee, our Board of Directors adopted a written policy which has formalized the Company's annual compensation provisions for its non-employee, independent Directors. Under our Policy, we compensate our independent directors as follows:

Cash Compensation Paid to Independent Directors

Our Policy provides an annual cash fee for their service and attendance at each meeting of our Board of Directors.  The cash fee payable to each of our independent Directors under the Policy is $25,000 for 2012 and $30,000 per year in 2013 and thereafter until modified by the Board. The cash fee is payable in four equal installments at the time of each quarterly meeting of the Board of Directors. In addition, the chairperson of the Audit Committee and the chairperson of the Compensation Committee are entitled to receive additional annual compensation equal to 33% of their annual cash fee.

    Equity Based Compensation Paid to Directors

Our Policy provides an equity-based compensation component under which each independent Director will receive an annual grant of 2,500 shares of restricted shares of Company common stock (or pro rata amount for new Directors who join the Board during any particular year.)  The restricted shares will be subject to vesting whereby no shares will vest during the first year, and then upon the first anniversary date of the award, one-fourth of the shares will vest every three months so that all restricted shares will have vested at the end of the calendar year following the year in which the restricted shares were granted.

This description of the Independent Director Compensation Policy is qualified in its entirety by the copy of the policy which is attached as Exhibit 10.2 hereto.

Also on December 12, 2012, the Committee granted two of our independent Directors, David A. Bradshaw and Kenneth V. Huseman, restricted stock awards of 208 and 1,667 shares of common stock, respectively, for their partial year of service in 2011. Mr. Bradshaw joined our Board in December of 2011 and Mr. Huseman joined our Board in April of 2011. The shares fully vest on December 31, 2012.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
.

Exhibit No.	Description

10.1	Annual Incentive Bonus Plan
10.2	Independent Director Compensation Policy

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Dated: December 17, 2012
	By:	/s/ Stephen C. Taylor

Stephen C. Taylor, President & Chief Executive Officer

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